Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment made as of the 21st day of June, 2007, by and between Lowell S. Dansker (“Dansker”) and Intervest Bancshares Corporation, a Delaware corporation (the “Corporation”).

WHEREAS, Dansker and the Corporation are parties to that certain Employment Agreement dated as of July 1, 2004 (the “Original Employment Agreement”), and

WHEREAS, the parties have previously approved certain modifications to the base salary payable to Dansker, and

WHEREAS, the parties are desirous of amending the Original Employment Agreement in certain other respects,

NOW, THEREFORE, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them in the Original Employment Agreement.

2. Amendments. (a) Section 2(b) of the Original Employment Agreement is hereby deleted and the following is substituted in its place: “During the Term, Dansker shall devote so much of his Time, energy and attention during regular business hours to the benefit and business of the Corporation as may be reasonably necessary in performing his duties pursuant to this Agreement.”

(b) The first paragraph of Section 3(a) is hereby deleted and the following is substituted in its place: “The Corporation shall pay to Dansker during the Term hereof, for his services to be performed pursuant hereto, a salary, which effective as of January 1, 2007, shall be at the annual rate of $750,000 per annum, subject to withholding for federal, state and local taxes. Such salary shall be increased annually, effective as of July 1 of each year, by an amount equal to the greatest of: (1) an amount determined by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors of the Corporation; (2) the product obtained by multiplying the salary then in effect by the six percent (6%); (3) the product obtained by multiplying the salary then in effect by that percentage which shall be the percentage equivalent to a fraction, the numerator of which fraction shall be that amount, if any, by which the “Consumer Price Index” (as hereinafter defined) as of the June 1 preceding the July 1 effective date of such salary increase, shall exceed the Consumer Price Index as of June 1 of the prior year, and the denominator of which fraction shall be the Consumer Price Index as of such June 1 of the prior year; and (4) .015% of the Asset Size Increase of the Corporation for the year ending June 30 preceding the July 1 effective date of such salary increase, provided that the Asset Size Increase criteria shall only be applied if the Corporation had net income in such twelve month period.

3. Scope. Except as expressly amended hereby, the Original Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

INTERVEST BANCSHARES CORPORATION

By:	/s/ Wesley T. Wood
Wesley T. Wood, Chairman, Compensation Committee

/s/ Lowell S. Dansker
LOWELL S. DANSKER

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